Exhibit 99.1

News Release

MMC REPORTS SECOND QUARTER 2008 RESULTS

Strong Performance Led by Marsh

NEW YORK, August 6, 2008 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the second quarter ended June 30, 2008.

In the quarter, consolidated revenue was $3 billion, up 9 percent from the second quarter of 2007. Revenue growth was 4 percent on an underlying basis, which measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. For the six months ended June 30, consolidated revenue was $6.1 billion, an increase of 10 percent, or 4 percent on an underlying basis, from the comparable period in 2007.

In connection with the second step of the goodwill impairment assessment for the Risk Consulting and Technology segment, MMC recorded a non-cash charge of $115 million, or $.22 per share, in the second quarter of 2008. The total impairment charge reflected in the first six months of 2008 aggregates $540 million, or $1.04 per share. There is no tax benefit related to the impairment charge, nor any impact on MMC’s cash flows, tangible equity, or debt covenants.

In the second quarter of 2008, income from continuing operations, net of tax, was $55 million, or $.11 per share, compared with $140 million, or $.25 per share, last year. Income from discontinued operations was $10 million, or $.02 per share, compared with $37 million, or $.06 per share, last year. Net income was $65 million, or $.13 per share, compared with $177 million, or $.31 per share, last year. Earnings per share on a non-GAAP basis, as presented in the attached supplemental schedules, increased 17 percent to $.41, compared with $.35 in the second quarter of last year.

For the six months ended June 30, 2008, MMC’s net loss was $145 million, or $.28 per share, reflecting the goodwill impairment charge of $540 million, compared with net income of $445 million, or $.79 per share, last year.

Brian Duperreault, president and chief executive officer of MMC, said: “MMC’s second quarter results were driven by marked improvement in Marsh’s operating performance and strong revenue growth at Mercer and Kroll. The ongoing recovery at Marsh is reflected in its revenue growth, expense reduction, and significant increase in profitability. Guy Carpenter’s previously announced restructuring program is aligning expenses with revenue levels. Mercer’s continued strong revenue growth was evident across all of its businesses, while Oliver Wyman’s growth slowed due to economic business conditions. Kroll reported impressive revenue growth in the quarter, led by litigation support and data recovery. Overall, I am pleased with our solid performance in the first half of the year and believe that MMC’s performance will continue to improve as additional organizational and business improvements are implemented.”

Commencing in the second quarter of 2008, investment gains and losses derived from investments strategically linked to MMC’s operating companies, predominantly related to Risk Capital Holdings, are no longer included in operating revenue. These amounts are now reflected as “Investment income (loss)” in MMC’s consolidated statements of income. The impact of this change is shown in the attached supplemental schedules.

Risk and Insurance Services

MMC’s Risk and Insurance Services segment revenue in the second quarter of 2008 was $1.4 billion, an increase of 5 percent from the second quarter of 2007, or 1 percent on an underlying basis. Operating income increased to $150 million from $93 million in the second quarter of 2007. For the first six months of 2008, segment revenue was $2.9 billion, an increase of 5 percent from the prior year period, or flat on an underlying basis.

In the second quarter, Marsh’s revenue was $1.2 billion, an increase of 8 percent from last year. Underlying revenue grew 3 percent, with the strongest results in international operations, including 5 percent growth in EMEA and 8 percent growth in Asia Pacific. Marsh’s client revenue retention improved, and new business increased for the ninth consecutive quarter. These results were achieved in an environment of continued price competition in the global commercial property and casualty insurance marketplace.

Reinsurance premium rates continued to decline across most coverages globally, with clients’ risk retention levels remaining high. Guy Carpenter’s second quarter revenue was $204 million, a decline of 6 percent from the prior year’s quarter, or 9 percent on an underlying basis.

Consulting

MMC’s Consulting segment revenue grew 13 percent to $1.4 billion in the second quarter, or 7 percent on an underlying basis. Operating income was $165 million, an increase of 4 percent from $159 million in the second quarter of 2007. For the first six months of 2008, segment revenue grew 14 percent to $2.7 billion, or 7 percent on an underlying basis.

Mercer increased revenue 14 percent to $959 million in the second quarter, with strong revenue growth achieved throughout its operations. On an underlying basis, Mercer’s revenue increased 9 percent in the quarter. Mercer’s consulting operations, with revenue of $692 million, increased 8 percent; outsourcing, with revenue of $182 million, grew 6 percent; and investment consulting and management, with revenue of $85 million, increased 22 percent.

Oliver Wyman’s revenue increased 10 percent to $415 million in the second quarter, or 2 percent on an underlying basis.

Risk Consulting and Technology

MMC’s Risk Consulting and Technology segment revenue grew 13 percent to $281 million in the second quarter, or 6 percent on an underlying basis. The segment had a $86 million operating loss, which included the $115 million goodwill impairment charge. For the first six months of 2008, segment revenue grew 12 percent to $538 million, or 5 percent on an underlying basis.

Kroll’s revenue was $240 million in the second quarter, an increase of 20 percent from the year-ago quarter, or 11 percent on an underlying basis. This growth was driven by a 21 percent increase in litigation support and data recovery and a 20 percent increase in risk mitigation and response.

Revenue for MMC’s corporate advisory and restructuring business was $41 million in the second quarter, a decline of 13 percent from the prior year.

Other Items

Investment losses in the second quarter of 2008 were $16 million, due to mark-to-market declines on Risk Capital Holdings’ private equity investments, compared with investment gains of $34 million last year. The $50 million differential from last year’s second quarter negatively impacted earnings per share by $.06.

MMC’s tax rate on ongoing operations, excluding noteworthy items and minority interest, was 30.5 percent for the first six months of 2008.

MMC’s net debt, which is total debt less cash and cash equivalents, was $2.4 billion at the end of the second quarter of 2008, compared with $3.8 billion at the end of the year-ago quarter.

Conference Call

A conference call to discuss second quarter 2008 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 852 6583. Callers from outside the United States should dial 719 325 4824. The access code for both numbers is 4956552. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With more than 55,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy and share repurchase programs; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; the outcome of contingencies; the impact of changes in accounting rules; and changes in senior management.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;
•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events like hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	revenue fluctuations in risk and insurance services relating to the effect of new and lost business production and the timing of policy inception dates;
•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;

•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive “market service” compensation;

•

the ultimate economic impact on MMC of contingencies described in the notes to our financial statements, including the risk of a significant adverse outcome in the shareholder lawsuit against MMC concerning the late 2004 decline in MMC’s share price;

•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board against Mercer;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	the impact on net income of foreign exchange and/or interest rate fluctuations;
•	changes in applicable tax or accounting requirements;
•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards; and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$3,048	$2,785	$6,087	$5,546

Expense:
Compensation and Benefits	1,885	1,679	3,713	3,331
Other Operating Expenses	866	867	1,740	1,640
Goodwill Impairment Charge	115	-	540	-
Total Expense	2,866	2,546	5,993	4,971

Operating Income	182	239	94	575

Interest Income	12	15	30	34

Interest Expense	(55)	(75)	(111)	(146)

Investment Income (Loss)	(16)	34	(8)	85

Income Before Income Taxes and Minority Interest Expense	123	213	5	548

Income Taxes	66	70	160	176

Minority Interest Expense, Net of Tax	2	3	5	4

Income (Loss) from Continuing Operations	55	140	(160)	368

Discontinued Operations, Net of Tax	10	37	15	77

Net Income (Loss)	$ 65	$ 177	$ (145)	$ 445

Basic Net Income (Loss) Per Share – Continuing Operations	$0.11	$ 0.26	$(0.31)	$ 0.67
– Net Income (Loss)	$0.13	$ 0.32	$(0.28)	$ 0.81

Diluted Net Income (Loss) Per Share – Continuing Operations	$0.11	$ 0.25	$(0.31)	$ 0.66
– Net Income (Loss)	$0.13	$ 0.31	$(0.28)	$ 0.79

Average Number of Shares Outstanding – Basic	512	548	515	551
– Diluted	518	558	515	560
Shares Outstanding at 6/30	512	542	512	542

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,211	$1,124	8%	5%	-	3%
Guy Carpenter	204	217	(6)%	3%	-	(9)%
Total Risk and Insurance Services	1,415	1,341	5%	4%	-	1%

Consulting
Mercer	959	842	14%	4%	1%	9%
Oliver Wyman Group	415	376	10%	5%	3%	2%
Total Consulting	1,374	1,218	13%	4%	2%	7%

Risk Consulting & Technology
Kroll	240	201	20%	2%	7%	11%
Corporate Advisory and Restructuring	41	48	(13)%	-	-	(13)%
Total Risk Consulting & Technology	281	249	13%	1%	6%	6%

Total Operating Segments	3,070	2,808	9%	4%	1%	4%

Corporate Eliminations	(22)	(23)

Total Revenue	$3,048	$2,785	9%	4%	1%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 444	$ 392	13%	8%	-	5%
Asia Pacific	124	105	18%	10%	-	8%
Latin America	59	54	10%	13%	(4)%	1%
Total International	627	551	14%	9%	-	5%
U.S. and Canada	584	573	2%	1%	-	1%
Total Marsh	$1,211	$1,124	8%	5%	-	3%

Mercer:
Retirement	$ 310	$ 269	15%	5%	3%	7%
Health and Benefits	242	216	12%	3%	-	9%
Other Consulting Lines	140	125	13%	5%	-	8%
Total Mercer Consulting	692	610	14%	5%	1%	8%
Outsourcing	182	167	10%	4%	-	6%
Investment Consulting & Management	85	65	29%	6%	1%	22%
Total Mercer	$ 959	$ 842	14%	4%	1%	9%

Kroll:
Litigation Support and Data Recovery	$ 96	$ 67	44%	2%	21%	21%
Background Screening	70	74	(5)%	-	-	(5)%
Risk Mitigation and Response	74	60	23%	3%	-	20%
Total Kroll	$ 240	$ 201	20%	2%	7%	11%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds included in revenue amounted to $39 million and $49 million for the three months ended June 30, 2008 and 2007, respectively.

As described on page 13, certain changes in presentation have been made to segment revenue for the prior year and for the first quarter of 2008.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Six Months Ended

(Millions) (Unaudited)

	Six Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$2,438	$2,266	8%	6%	-	2%
Guy Carpenter	477	509	(6)%	3%	-	(9)%
Total Risk and Insurance Services	2,915	2,775	5%	5%	-	-

Consulting
Mercer	1,884	1,642	15%	5%	1%	9%
Oliver Wyman Group	785	705	11%	5%	2%	4%
Total Consulting	2,669	2,347	14%	5%	2%	7%

Risk Consulting & Technology
Kroll	460	394	17%	2%	7%	8%
Corporate Advisory and Restructuring	78	88	(11)%	1%	-	(12)%
Total Risk Consulting & Technology	538	482	12%	1%	6%	5%

Total Operating Segments	6,122	5,604	9%	5%	1%	3%

Corporate Eliminations	(35)	(58)

Total Revenue	$6,087	$5,546	10%	5%	1%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Six Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,032	$ 916	13%	9%	-	4%
Asia Pacific	218	183	19%	11%	-	8%
Latin America	108	98	11%	14%	(5)%	2%
Total International	1,358	1,197	13%	9%	-	4%
U.S. and Canada	1,080	1,069	1%	1%	-	-
Total Marsh	$2,438	$2,266	8%	6%	-	2%

Mercer:
Retirement	$ 623	$ 545	14%	6%	3%	5%
Health and Benefits	462	413	12%	4%	-	8%
Other Consulting Lines	266	231	15%	5%	-	10%
Total Mercer Consulting	1,351	1,189	14%	5%	2%	7%
Outsourcing	370	328	13%	4%	-	9%
Investment Consulting & Management	163	125	30%	7%	-	23%
Total Mercer	$1,884	$1,642	15%	5%	1%	9%

Kroll:
Litigation Support and Data Recovery	$ 175	$ 127	38%	2%	22%	14%
Background Screening	141	146	(4)%	-	-	(4)%
Risk Mitigation and Response	144	121	18%	3%	-	15%
Total Kroll	$ 460	$ 394	17%	2%	7%	8%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds included in revenue amounted to $83 million and $96 million for the six months ended June 30, 2008 and 2007, respectively.

As described on page 13, certain changes presentation have been made to segment revenue for the prior year and for the first quarter of 2008.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended June 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; adjusted income, net of tax; and net income, excluding goodwill impairment charge.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

As described on page 13, certain changes in presentation have been made to segment revenue and segment operating income for the prior year and for the first quarter of 2008.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following table identifies these noteworthy items and reconciles adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended June 30, 2008 and 2007. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended June 30, 2008
Operating income	$150	$165	$ (86)	$(47)	$182
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	47	-	4	2	53
Settlement, Legal and Regulatory (b)	10	-	-	-	10
Goodwill Impairment Charge	-	-	115	-	115
Operating income adjustments	57	-	119	2	178

Adjusted operating income	$207	$165	$ 33	$(45)	$360

Operating margin	10.6%	12.0%	N/A	N/A	6.0%
Adjusted operating margin	14.6%	12.0%	11.7%	N/A	11.8%

Three Months Ended June 30, 2007
Operating income	$93	$159	$30	$(43)	$239
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	4	1	-	5	10
Settlement, Legal and Regulatory (b)	15	-	-	-	15
Accelerated Amortization	3	2	-	-	5
Operating income adjustments	22	3	-	5	30

Adjusted operating income	$115	$162	$30	$(38)	$269

Operating margin	6.9%	13.1%	12.0%	N/A	8.6%
Adjusted operating margin	8.6%	13.3%	12.0%	N/A	9.7%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees related to cost reduction initiatives.

(b) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees incurred in connection with the events of October 2004.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Six Months Ended June 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; adjusted income, net of tax; and net income, excluding goodwill impairment charge.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

As described on page 13, certain changes in presentation have been made to segment revenue and segment operating income for the prior year and for the first quarter of 2008.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following table identifies these noteworthy items and reconciles adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the six months ended June 30, 2008 and 2007. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Six Months Ended June 30, 2008
Operating income	$384	$316	$(498)	$(108)	$ 94
Add impact of noteworthy items:
Restructuring Charges (a)	61	-	7	18	86
Settlement, Legal and Regulatory (b)	23	-	-	-	23
Goodwill Impairment Charge	-	-	540	-	540
Other	3	-	-	-	3
Operating income adjustments	87	-	547	18	652

Adjusted operating income	$471	$316	$ 49	$(90)	$746

Operating margin	13.2%	11.8%	N/A	N/A	1.5%
Adjusted operating margin	16.2%	11.8%	9.1%	N/A	12.3%

Six Months Ended June 30, 2007
Operating income	$303	$297	$54	$(79)	$575
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	28	1	-	11	40
Settlement, Legal and Regulatory (b)	26	-	-	-	26
Accelerated Amortization	8	5	-	3	16
Other (c)	-	-	-	(14)	(14)
Operating income adjustments	62	6	-	-	68

Adjusted operating income	$365	$303	$54	$(79)	$643

Operating margin	10.9%	12.7%	11.2%	N/A	10.4%
Adjusted operating margin	13.2%	12.9%	11.2%	N/A	11.6%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees related to cost reduction initiatives.

(b) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees incurred in connection with the events of October 2004.

(c) Represents an accrual adjustment related to the separation of former MMC senior executives.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three and Six Months Ended June 30

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: (i) MMC’s GAAP income (loss) from continuing operations, adjusted (a) to reflect the after-tax impact of the operating income adjustments set forth in the preceding table and (b) to include the operating income, net of tax, of MMC’s former subsidiary, Putnam (included in discontinued operations through August 2, 2007); divided by (ii) MMC’s average number of shares outstanding—diluted for the period.

Adjusted income, net of tax does not include gains or losses from the sales of operations included in discontinued operations, but, as noted above, does include the operating income of Putnam in 2007.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three Months Ended

	Three Months Ended 2008		Diluted EPS	Three Months Ended 2007		Diluted EPS
Income from continuing operations		$55	$0.11		$140	$0.25
Add impact of operating income adjustments	$178			$30
Deduct impact of income tax expense	(22)			(9)
		156	0.30		21	0.04
Income from continuing operations, as adjusted		211	0.41		161	0.29
Add Putnam operating income, net of tax		-	-		37	0.06
Adjusted income, net of tax		$211	$0.41		$198	$0.35

Net Income Excluding Goodwill Impairment Charge

	Three Months Ended 2008	Diluted EPS	Three Months Ended 2007	Diluted EPS
Net income	$ 65	$0.13	$177	$0.31
Add impact of goodwill impairment charge	115	0.22	-	-
Net income, excluding goodwill impairment charge	$180	$0.35	$177	$0.31

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Six Months Ended

	Six Months Ended 2008		Diluted EPS	Six Months Ended 2007		Diluted EPS
(Loss) income from continuing operations		$ (160)	$(0.31)		$368	$0.66
Add impact of operating income adjustments	$652			$68
Deduct impact of income tax expense	(40)			(22)
		612	1.18		46	0.08
Income from continuing operations, as adjusted		452	0.87		414	0.74
Add Putnam operating income, net of tax		-	-		77	0.14
Adjusted income, net of tax		$452	$ 0.87		$491	$0.88

Net Income Excluding Goodwill Impairment Charge

	Six Months Ended 2008	Diluted EPS	Six Months Ended 2007	Diluted EPS
Net (loss) income	$ (145)	$(0.28)	$445	$0.79
Add impact of goodwill impairment charge	540	1.04	-	-
Net income, excluding goodwill impairment charge	$395	$0.76	$445	$0.79

Marsh & McLennan Companies, Inc.

Supplemental Information – Quarterly Revenue and Operating Income Analysis

(Millions) (Unaudited)

Consolidated Statements of Income- Change in Presentation

In the second quarter of 2008, performance measurements for segment revenue and segment operating income, used by MMC’s chief operating decision maker to evaluate performance and for the allocation of resources, were changed so that investment gains and losses derived from investments strategically linked to MMC’s operating companies are no longer included. The presentation of segment revenue and operating income was conformed accordingly.

The following tables reflect the results for segment revenue and operating income after the change in presentation of investment income (loss):

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007	First Quarter 2008	Second Quarter 2008
Risk and Insurance Services
Marsh	$1,142	$1,124	$1,037	$1,195	$4,498	$1,227	$1,211
Guy Carpenter	292	217	226	167	902	273	204
Total Risk and Insurance Services	1,434	1,341	1,263	1,362	5,400	1,500	1,415

Consulting
Mercer	800	842	844	882	3,368	925	959
Oliver Wyman Group	329	376	374	437	1,516	370	415
Total Consulting	1,129	1,218	1,218	1,319	4,884	1,295	1,374

Risk Consulting & Technology
Kroll	193	201	210	211	815	220	240
Corporate Advisory and Restructuring	40	48	48	36	172	37	41
Total Risk Consulting & Technology	233	249	258	247	987	257	281

Total Operating Segments	2,796	2,808	2,739	2,928	11,271	3,052	3,070

Corporate Eliminations	(35)	(23)	(23)	(13)	(94)	(13)	(22)

Total Revenue	$2,761	$2,785	$2,716	$2,915	$11,177	$3,039	$3,048

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007	First Quarter 2008	Second Quarter 2008
Operating Income

Risk and Insurance Services	$210	$ 93	$(11)	$ 50	$342	$234	$150
Consulting	138	159	148	161	606	151	165
Risk Consulting & Technology	24	30	29	15	98	(412)	(86)
Corporate	(36)	(43)	(50)	(71)	(200)	(61)	(47)
Total Operating Income (Loss)	336	239	116	155	846	(88)	182

Interest Income	19	15	30	31	95	18	12

Interest Expense	(71)	(75)	(65)	(56)	(267)	(56)	(55)

Investment Income (Loss)	51	34	78	10	173	8	(16)

Income Before Income Taxes and
Minority Interest Expense	$335	$213	$159	$140	$847	$(118)	$123

Segment Operating Margin
Risk and Insurance Services	14.6%	6.9%	N/A	3.7%	6.3%	15.6%	10.6%
Consulting	12.2%	13.1%	12.2%	12.2%	12.4%	11.7%	12.0%
Risk Consulting & Technology	10.3%	12.0%	11.2%	6.1%	9.9%	N/A	N/A

Consolidated Operating Margin	12.2%	8.6%	4.3%	5.3%	7.6%	N/A	6.0%

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	June 30, 2008	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$ 1,165	$ 2,133
Net receivables	3,143	2,874
Other current assets	453	447

Total current assets	4,761	5,454

Goodwill and intangible assets	7,376	7,759
Fixed assets, net	1,049	992
Pension related asset	1,579	1,411
Other assets	1,667	1,743

TOTAL ASSETS	$16,432	$17,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 408	$ 260
Accounts payable and accrued liabilities	1,787	1,670
Regulatory settlements-current portion	-	177
Accrued compensation and employee benefits	930	1,290
Accrued income taxes	13	96
Dividends payable	103	-

Total current liabilities	3,241	3,493

Fiduciary liabilities	3,706	3,612
Less – cash and investments held in a fiduciary capacity	(3,706)	(3,612)
	-	-

Long-term debt	3,199	3,604
Pension, postretirement and postemployment benefits	788	709
Liabilities for errors and omissions	562	596
Other liabilities	1,110	1,135

Total stockholders’ equity	7,532	7,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,432	$17,359